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                                                 Morgan Stanley Dean Witter & Co.
                                                Ratio of Earnings to Fixed Charges
                               and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends



                                                                                                           Exhibit 12
                                                         (Dollars in millions)


                                                     Three Months Ended
                                                February 28,     February 28,               Fiscal Year
                                                  1999             1998         1998           1997          1996
                                                ---------       ---------     ---------     ---------     ---------
Ratio of Earnings to Fixed Charges

  Earnings:
    Income before income taxes(1)                $1,672          $1,132         $5,385         $4,274       $3,117
    Add:  Fixed charges, net                      2,906           3,168         13,614         10,898        9,026
                                                ---------       ---------     ---------      ---------    ---------
     Income before income taxes and
       fixed charges, net                        $4,578          $4,300        $18,999        $15,172      $12,143
                                                =========       =========     =========      =========    =========

  Fixed Charges:
     Total interest expense                      $2,877          $3,145        $13,514        $10,806       $8,934
     Interest factor in rents                        29              23            100             92           92
                                                ---------       ---------     ---------      ---------    ---------

         Total fixed charges                     $2,906          $3,168        $13,614        $10,898       $9,026
                                                =========       =========     =========      =========    =========

  Ratio of earnings to fixed charges                1.6             1.4            1.4            1.4          1.3


Ratio of Earnings to Fixed Charges and
    Preferred Stock Dividends

  Earnings:
    Income before income taxes                   $1,672          $1,132         $5,385         $4,274       $3,117
    Add:  Fixed charges, net                      2,906           3,168         13,614         10,898        9,026
                                                ---------       ---------     ---------      ---------    ---------
     Income before income taxes and
       fixed charges, net                        $4,578          $4,300        $18,999        $15,172      $12,143
                                                =========       =========     =========      =========    =========
  Fixed Charges:
     Total interest expense                      $2,877          $3,145        $13,514        $10,806       $8,934
     Interest factor in rents                        29              23            100             92           92
     Preferred stock dividends                       18              24             87            110          101
                                                ---------       ---------     ---------      ---------    ---------
        Total fixed charges and preferred
          stock dividends                        $2,924          $3,192        $13,701        $11,008       $9,127
                                                =========       =========     =========      =========    =========

  Ratio of earnings to fixed charges and
      preferred stock dividends                     1.6             1.3            1.4            1.4          1.3

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(1) 1998 income before income taxes does not include the cumulative effect of accounting change.

"Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest costs, including interest on deposits, and that portion of rent expenses estimated to be representative of the interest factor. The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.